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      FORM 4                                               OMB APPROVAL
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                                                  OMB Number:          3235-0287
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935 or
            Section 30(h) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
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1. Name and Address of Reporting Person*

Hanser              Frederick                 O.
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(Last)               (First)               (Middle)

13205 Manchester Road
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(Street)

St. Louis               MO                 63131
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(City)               (State)               (Zip)

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2. Issuer Name AND Ticker or Trading Symbol

Mississippi Valley Bancshares, Inc. (MVBI)
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

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4. Statement for Month/Day/Year

September 10, 2002
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5. If Amendment, Date of Original (Month/Day/Year)

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6. Relationship of Reporting Person(s) to Issuer
             (Check all applicable)

[ X ]   Director                             [   ]   10% Owner
[   ]   Officer (give title below)           [   ]   Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Line)

  X   Form filed by One Reporting Person
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      Form filed by More than One Reporting Person
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
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                                    Table I -- Non-Derivative Securities Acquired, Disposed of,
                                                       or Beneficially Owned
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
                                                                                                               6.
                                                                4.                             5.              Owner-
                                                                Securities Acquired (A) or     Amount of       ship
                                                   3.           Disposed of (D)                Securities      Form:      7.
                                    2A.            Transaction  (Instr. 3, 4 and 5)            Beneficially    Direct     Nature of
                      2.            Deemed         Code         ------------------------------ Owned Following (D) or     Indirect
1.                    Transaction   Execution      (Instr. 8)                   (A)            Reported        Indirect   Beneficial
Title of Security     Date          Date, if any   ------------     Amount      or     Price   Transaction(s)  (I)        Ownership
(Instr. 3)            (Month/       (Month/         Code     V                  (D)            (Instr. 3       (Instr. 4) (Instr. 4)
                      Day/Year)     Day/Year)                                                  and 4)
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Common Stock                                                                                     64,410            D
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Common Stock          9/10/02                       S               26,400*      D     $51.66       0              I      By spouse
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
*Reporting person disclaims beneficial ownership of these shares, and this report is not being deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.


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


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                           Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
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FORM 4 (continued)
                                                                                                          9.        10.
                                                                                                          Number of Owner-
                                                                                                          Deriv-    ship
                  2.                                                                                      ative     Form of
                  Conver-                          5.                            7.                       Secur-    Deriv-   11.
                  sion                             Number of                     Title and Amount         ities     ative    Nature
                  or              3A.              Derivative   6.               of Underlying    8.      Bene-     Secur-   of
                  Exer-           Deemed  4.       Securities   Date             Securities       Price   ficially  ities:   In-
                  cise    3.      Execu-  Trans-   Acquired (A) Exercisable and  (Instr. 3 and 4) of      Owned     Direct   direct
                  Price   Trans-  tion    action   or Disposed  Expiration Date  ---------------- Deriv-  Following (D) or   Bene-
1.                of      action  Date,   Code     of (D)       (Month/Day/Year)           Amount ative   Reported  Indirect ficial
Title of          Deriv-  Date    if any  (Instr.  (Instr. 3,   ----------------           or     Secur-  Trans-    (I)      Owner-
Derivative        ative   (Month/ (Month/ 8)       4 and 5)     Date     Expira-           Number ity     action(s) (Instr.  ship
Security          Secur-  Day/    Day/    ------   ------------ Exer-    tion              of     (Instr. (Instr.   4)       (Instr.
(Instr. 3)        ity     Year)   Year)   Code V    (A)   (D)   cisable  Date    Title     Shares 5)      4)                 4)
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

Explanation of Responses:





           /s/ Frederick O. Hanser                                9/10/02
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       **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*      If the form is filed by more than one reporting person, see
       Instruction 4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.